Exhibit 99.1

Suite 1600 - 777 Dunsmuir Street
P.O. Box 10425, Pacific Centre
Vancouver, BC V7Y 1K4
telephone: 604.689-7317 facsimile: 604.688.0094

FOR IMMEDIATE RELEASE

Luna Appoints New President & CEO

Vancouver, June 30, 2004 - Luna Gold Corp. (TSXV-LGC.U) ("Luna") is pleased to announce that Mr. Tim Searcy has been appointed President and Chief Executive Officer of the Company.

Mr. Searcy holds an M.Sc. in Geology and an M.B.A., both from the University of Toronto. Prior to joining Luna, Tim worked in the corporate offices of Placer Dome where he held positions in Treasury, and more recently Corporate Development (M&A). Before obtaining his M.B.A. and joining Placer, Tim worked as an Exploration Geologist in Canada and Asia. As an Exploration Geologist Tim worked with Falconbridge and BHP, as well as a number of junior companies.

As noted in Luna's press release on May 18th, Mr. Kit Lee has agreed to join the Board of Directors of Luna. Mr. Lee, employed with Placer Dome Inc. from 1970 to 1987, worked as a Senior Geologist in charge of project generation in South East Asia, and has extensive experience in China. In 1987, Kit joined Niugini Mining Ltd. and began a successful tenure as Exploration Manager Asia and Manager Ore Reserves. From 1994 to 2000, Kit was the President of Zen International Resources Ltd., which he founded with a mandate to investigate mining opportunities in China. While with Zen, Kit identified a package of very attractive gold and copper projects in China. Zen obtained full governmental approvals for the first Sino-Foreign Joint Venture for the Zijinshan gold copper project located in the Fujian Province.

Luna is also pleased to announce the appointment of Mr. Paul Visosky as Corporate Secretary. Mr. Visosky was educated at the University of Western Ontario in London, Ontario, where he received his M.B.A. and LL.B. in 1982. Paul is a partner with DuMoulin Black, a Vancouver securities law firm, where he practices corporate and securities law. Paul has served as a director and officer of a number of companies listed on the TSX Venture Exchange and is a current member of the Exchange's Local Advisory Committee.